                                                Filed Pursuant To Rule 424(b)(3)
                                           Registration Statement No. 333-121263

                PRICING SUPPLEMENT NO 1667 DATED 7 DECEMBER 2006
                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $55,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017,
          CURRENTLY TOTALING A$482,000,000.00 (A$0 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

In the case of non US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 (the "Non US prospectus supplement") and the accompanying prospectus dated December 17, 2004 (together, the "Non US Prospectus") (the "Terms and Conditions"). In the case of US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated August 3, 2006 (the "US prospectus supplement") and the accompanying prospectus dated July 31, 2006 (together, the "US Prospectus"). In the case of non US investors, this document constitutes the final terms of the bonds described herein for the purposes of
Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the Non US prospectus supplement, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive"), save in respect of the Terms and Conditions which are incorporated by reference herein. In the case of US investors, this document constitutes the final terms of the bonds described herein and must be read in conjunction with the US Prospectus. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document and the Non US Prospectus or US Prospectus (as applicable). The Non US Prospectus and US Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.   (i) Issuer:                       Queensland Treasury Corporation

    (ii) Guarantor:                    The Treasurer on behalf of the Government of Queensland

2.       Benchmark line:               2017
                                       (to be  consolidated  and  form a single  series  with QTC 6%
                                       Global A$ Bonds due 14 September, 2017 , ISIN US748305BG31)

3.       Specific Currency or          AUD ("A$")
         Currencies:

4.   (i) Issue price:                  103.068%

    (ii) Dealers' fees and             No fee or commission is payable in respect of the issue of the bond(s) described
         commissions paid by           in this Pricing Supplement. Instead, QTC pays fees and commissions in accordance
         Issuer:                       with the procedure described in the QTC Offshore and Onshore Fixed Interest
                                       Distribution Group Operational Guidelines.

5.       Specified Denominations:      A$1,000

6.   (i) Issue Date:                   12 December 2006

    (ii) Record Date (date on and      6 March/6 September. Security will be ex-interest on and
         from which security is        from 7 March/7 September
         Ex-interest):

   (iii) Interest Payment Dates:       14 March/14 September

7.       Maturity Date:                14 September 2017

8.       Interest Basis:               6 per cent Fixed Rate

9.       Redemption/Payment            Redemption at par
         Basis:

10.      Change of Interest Basis      Not Applicable
         or Redemption/Payment
         Basis:

11.  (i) Status of the Bonds:          Senior and rank pari passu with other senior, unsecured debt obligations of QTC

    (ii) Status of the Guarantee:      Senior and ranks pari passu with all its other unsecured
                                       obligations

12.      Method of distribution:       Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note
         Provisions Applicable

     (i) Rate(s) of Interest:          6 percent per annum payable semi-annually in arrears

    (ii) Interest Payment Date(s):     14 March and 14 September in each year up to and including the Maturity Date

   (iii) Fixed Coupon                  A$30 per A$1,000 in nominal amount
         Amount(s):

    (iv) Determination Date(s):        Not Applicable

     (v) Other terms relating to       None

         the method of calculating
         interest for Fixed Rate
         Bonds:

                        PROVISIONS RELATING TO REDEMPTION
14.      Final Redemption              A$1,000 per bond of A$1,000 Specified Denomination
         Amount:

15.      Early Redemption              Not Applicable
         Amount(s) payable on
         redemption for taxation
         reasons or on event of
         default and/or the
         method of calculating the
         same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS
16.      Form of Bonds:                Permanent Global Note not exchangeable for Definitive Bonds

17.      Additional Financial          Not Applicable
         Centre(s) or other special
         provisions relating to
         Payment Dates:

18.      Talons for future             No
         Coupons or Receipts to
         be attached to Definitive
         Bonds (and dates on
         which such Talons
         mature):

19.      Other terms or special        Not Applicable
         conditions:

                                  DISTRIBUTION
20.  (i) If syndicated, names and      Not Applicable
         addresses of Managers
         and underwriting
         commitments:

    (ii) Date of Dealer                7 December 2006 (the "Trade Date")
         Agreement:
   (iii) Stabilizing Manager(s) (if   Not Applicable
         any):

21.      If non-syndicated, name       UBS AG, Australia BRnach
         and address of relevant       Level 25 Grovernor Phillip Tower
         Dealer:                       1 Farrer Place
                                       SYDNEY  NSW  2000
22.      Whether TEFRA D or            TEFRA Not Applicable

         TEFRA C rules
         applicable or TEFRA
         rules not applicable:
23.      Additional selling            Not Applicable
         restrictions:

LISTING APPLICATION

      This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By: ____________________________
          Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING
(i)   Listing:               Bourse de Luxembourg.

(ii)  Admission to trading:  Application has been made for the bonds to be admitted to trading on the regulated market of the
                             Bourse de Luxembourg with effect from the Issue
                             Date.
2.    RATINGS
      Ratings:               The bonds to be issued have been rated:

                             S&P:              AAA
                             Moody's: Aaa

                             An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                             Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                             A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE
Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:           See "Use of Proceeds" section in the Non US prospectus supplement or US prospectus supplement (as applicable).

(ii)  Estimated net proceeds:          Not Applicable.

(iii) Estimated total expenses:        Not Applicable.

5.    YIELD
      Indication of yield:             5.7975

                                       Calculated as 7 basis points less than the yield on the
                                       equivalent A$ Domestic Bond issued by the Issuer under its
                                       Domestic A$ Bond Facility on the Trade Date.

                                       The yield is calculated on the Trade Date on the basis of the
                                       Issue Price.  It is not an indication of future yield.

6.    OPERATIONAL INFORMATION
(i)   ISIN Code:                        US748305BG31

(ii)  Common Code:                     027594204

(iii) CUSIP Code:                      748305BG3

(iv)  Any clearing system(s)           Not Applicable
other than Depositary Trust
Company, Euroclear Bank S.A./N.V.
and Clearstream Banking,
societe anonyme and the
relevant identification number(s):

(v)   Delivery:                        Delivery free of payment

(vi)  Names and addresses of
additional Paying Agent(s) (if any):   Not Applicable